Exhibit 10.1

OIL & GAS FARM-IN AGREEMENT
Petroleum Exploration Licenses 112 and 444
Cooper/Eromanga Basin, South Australia, Australia

This Oil & Gas Farm-In Agreement (the “Agreement”) is made and entered into this 29th day of July, 2011, by and between:

Holloman Energy Corporation (“HEC”), a Nevada, USA corporation, having offices at 333 North Sam Houston Parkway East, Suite 600, Houston, Texas 77060, and its wholly owned Australian subsidiary Holloman Petroleum Pty. Ltd. (“Holloman”), an Australian Corporation ACN 126 728 498, having offices at Unit 8-9, 88 Forrest Street, Cottesloe, WA, 6011 Australia (HEC and Holloman are jointly hereafter referred to as “Holloman Corporations”), and

Eli Sakhai, a businessman having an address of 39 Cuttermill Road, Great Neck, New York, 11021 (“hereafter referred to as Sakhai”), and

Australian-Canadian Oil Royalties Ltd., a British Columbia, Canada corporation, having offices at 1301 Ave. M, Cisco, Texas, 76437 (hereafter referred to as “ACOR”), and

Brandenburg Energy Corp., a British Columbia, Canada corporation, having offices at 309 – 1485 West 6th Ave., Vancouver, British Columbia, V6H 4G1, Canada (hereafter referred to as “Brandenburg”).

WHEREAS, Holloman holds a Working Interest (defined below) of 66.667% in each of two onshore Petroleum Exploration Licenses (being PEL 112 and PEL 444), located in the Cooper/Eromanga Basin in the State of South Australia, Australia; and

WHEREAS, each of Sakhai and ACOR holds a Working Interest of 16.6665% in each of the two onshore Petroleum Exploration Licenses (being PEL 112 and PEL 444); and

WHEREAS, in a letter of intent dated May 10, 2011, as amended by the amending letter dated July 13, 2011 (the “LOI”), Holloman and Brandenburg agreed upon terms under which Brandenburg may earn an undivided 44% Working Interest in the Licenses from the Current Working Interest Holders; and

WHEREAS, the Current Working Interest Holders (defined below) entered into the Working Interest Participation Agreement (defined below), which specifies the Working Interest Contribution Percentages (defined below) to be contributed to Brandenburg upon completion of the Earning Obligations (defined below); and

WHEREAS, Holloman, Sakhai, ACOR and Brandenburg wish to replace the LOI and the Working Interest Participation Agreement with this Agreement, and upon the execution of this Agreement by the Parties it shall replace the LOI and the Working Interest Participation Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained, the sufficiency of which is hereby acknowledged, the Parties hereto mutually agree as follows:

ARTICLE 1
Definitions

1.1           For the purposes of this Agreement:

(a)
Affiliate means a corporation which is (i) a subsidiary of a Party hereto, (ii) a subsidiary of a corporation of which a Party hereto is a subsidiary or (iii) controlled by the same corporation or person as a Party hereto (where “controlled” means that more than 50% of the votes that may be cast to elect directors of the corporation are held, other than by way of security only, by or for the benefit of that corporation or person, and the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the corporation);

(b)	Assign has the meaning given to it in Article 8.1;

(c)	Assignment has the meaning given to it in Article 8.1;

(d)	Business Day means any day (other than a Saturday or Sunday) on which banks in both Vancouver, BC, Canada and Houston, TX, USA, are open for business;

(e)	Commenting Party has the meaning given to it in Article 7.3 hereof;

(f)
Confidential Information means all oral, written and machine readable information and data and any accompanying support materials and documentation with respect to the Licenses and this Agreement, including but not limited to information concerning a Party’s core and related business operations, marketing programs, technology, systems, marketing and distribution agreements, finances, business opportunities, personnel, research development and know-how and all data of value to the Parties or any one of them that is not generally known to competitors of the Parties and is not in the public domain and copies of any of the foregoing information;

(g)
Current Working Interest Holders means all current holders of a Working Interest in the Licenses as registered with the Government of South Australia (under the Petroleum Act) on the Effective Date, such holders being detailed as follows:

a.	Holloman holding an undivided 66.6670% Working Interest in the Licenses;
b.	ACOR holding an undivided 16.6665% Working Interest in the Licenses; and
c.	Sakhai holding an undivided 16.6665% Working Interest in the Licenses;

(h)	Deed means a deed of assignment and assumption in the form or substantially in the form of Schedule 4 to the JOA;

(i)	Defaulting Party has the meaning given to it in Article 16.1 hereof;

(j)	Earn-In Net Revenue Accounts has the meaning given to it in Article 2.7 hereof;

(k)	Earning Obligations means, collectively, the payment of the amounts required to satisfy the PEL 112 Earning Obligations and PEL 444 Earning Obligations;

(l)
Earning Period means the period commencing on the Effective Date, and continuing until the earlier of the date upon which the Earning Obligations are completed or the date on which this Agreement is terminated pursuant to its terms;

(m)	Effective Date means the later of: (i) date of this Agreement first written above; or (ii) the date that this Agreement is approved in writing by the Exchange;

(n)
Environmental Law means any Australian law, either state or federal, designed to or having the purpose of regulating the activities of oil and gas exploration, production, processing or ancillary matters or protecting the environment from pollution, and any regulations, ordinances, by-laws or requirement made or imposed thereunder;

(o)	Exchange means the TSX Venture Exchange;

(p)	Existing Farmin Agreement means the Farm-In Agreement Cooper/Eromanga Basin PELs 108, 109, 112 dated June 7, 2006 among the Current Working Interest Holders and HEC;

(q)	Farm-In Interest has the meaning given to it in Article 2.3 hereof;

(r)	Fee shall be the non-refundable fee paid by Brandenburg to Holloman under Article 2.1 hereof;

(s)	Indemnifying Party has the meaning given to it in Article 4.3 hereof;

(t)	Intervening Event has the meaning given to it in Article 15.1 hereof;

(u)	Issuing Party has the meaning given to it in Article 7.3 hereof;

(v)	Joint Operating Agreement or JOA means that Joint Operating Agreement PELs 108, 109 and 112, South Australia among the Current Working Interest Holders;

(w)	Joint Property has the meaning given to such term in the Joint Operating Agreement.

(x)	LOI means that Letter of Intent between Holloman and Brandenburg dated May 10, 2011, as amended by the amending letter dated July 13, 2011;

(y)
License means either Petroleum Exploration Licenses 112 or 444 (PEL 112 or PEL 444), covering lands located in the Cooper/Eromanga Basin in the State of South Australia, Australia and collectively referred to as the Licenses, as more particularly described in “Schedule A” hereto;

(z)	New Party has the meaning given to it in Article 8.1;

(aa)	Operator means the Party(ies) acting as operator on the Licenses;

(bb)
Party means any party to this Agreement, its successors and assigns permitted hereunder and Parties means, collectively, all of the parties to this Agreement and their respective successors and assigns permitted hereunder;

(cc)	PEL 112 Earning Obligations are the Earning Obligations listed in Articles 2.3(a) to 2.3(c) are collectively the PEL 112 Seismic Program and the PEL 112 Drilling Program;

(dd)	PEL 112 Seismic Program has the meaning given to it in Article 2.3(a) hereof;

(ee)	PEL 112 Drilling Program has the meaning given to it in Article 2.3(c) hereof;

(ff)	PEL 444 Earning Obligations are the Earning Obligations listed in Articles 2.3(d) to 2.3(g) are collectively the PEL 444 Seismic Program and the PEL 444 Drilling Program;

(gg)	PEL 444 Seismic Program has the meaning given to it in Article 2.3(e) hereof;

(hh)	PEL 444 Drilling Program has the meaning given to it in Article 2.3(g) hereof;

(ii)	Petroleum Act means the Petroleum and Geothermal Energy Act 2000 of South Australia, as amended or replaced from time to time;

(jj)
RTN Agreements means the Right To Negotiate Agreements and Native Rights Deeds dated January 20, 2003 and February 6, 2003 among the Current Working Interest Holders and the Native Title Claims Groups referred to therein;

(kk)	Shares means the 1,000,000 shares of Brandenburg common stock payable to Holloman under Article 2.2 hereof;

(ll)	Working Interest means the undivided beneficial and legal right, title and interest of a Party in and to the Licenses and all Joint Property;

(mm)
Working Interest Contribution Percentages means the undivided Working Interest percentages in each License to be contributed to Brandenburg by the Current Working Interest Holders under this Agreement upon completion of the relevant Earning Obligations, which Working Interest Contribution Percentages have been agreed to and are set forth in Article 3.1 hereof;

(nn)	Working Interest Participation Agreement means the Cooper/Eromanga Basin Working Interest Participation Agreement dated May 12, 2011 among the Current Working Interest Holders.

ARTICLE 2
Non-Refundable Deposit, Shares and Earn-In on the Licenses

2.1
The Holloman Corporations acknowledge that Brandenburg has paid to HEC an initial, non-refundable fee in the amount of AUD$100,000 (the “Fee”), which is not repayable to Brandenburg under any circumstances. The Holloman Corporations further acknowledge and agree that the Fee will be used exclusively to offset transaction expenses and the costs associated with the planning and support of work area clearance (including permits, environmental assessments, and field work) and the acquisition of seismic data on the Licenses.

2.2
Within ten Business Days of the Effective Date, Brandenburg shall issue to HEC 1,000,000 common shares (the “Shares”) of Brandenburg, it being acknowledged and agreed that such Shares will be subject to a hold period of four months and a day in accordance with the policies of the Exchange and applicable securities laws.

2.3
The Current Working Interest Holders hereby grant to Brandenburg the right and option to earn an undivided 44% Working Interest in each of the Licenses (the “Farm-In Interest”). To earn the Farm-In Interest in the Licenses, Brandenburg shall complete the following “Earning Obligations” during the Earning Period:

With respect to PEL 112 –

(a)
Brandenburg shall pay, and has paid as of the Effective Date, AUD$600,000 into the trust account of Holloman’s solicitors, which shall be transferred to Holloman immediately to be used by Holloman in initiating a 3D seismic acquisition program covering approximately 125 km2 on PEL 112 (the “PEL 112 Seismic Program”);

(b)
On or before September 20, 2011, Brandenburg shall pay to Holloman AUD$2,900,000, by wire transfer, certified cheque or bank draft, which will be used to continue and complete the PEL 112 Seismic Program; and

(c)
On or before September 20, 2011, Brandenburg shall pay to Holloman AUD$4,500,000, by wire transfer, certified cheque or bank draft which, upon completion of the PEL 112 Seismic Program, will be used to conduct a three (3) well drill program on PEL 112 (the “PEL 112 Drilling Program”).

(The Earning Obligations listed in Articles 2.3(a) to 2.3(c) are collectively referred to as the “PEL 112 Earning Obligations”.)

With respect to PEL 444 –

(d)
On or before February 1, 2012, Brandenburg shall pay to Holloman AUD$150,000, by wire transfer, certified cheque or bank draft, for use in seismic work area clearance (including permits, environmental assessments, and field work) on PEL 444;

(e)
On or before February 1, 2012, Brandenburg shall pay to Holloman AUD$450,000, by wire transfer, certified cheque or bank draft, for use in initiating a 3D seismic acquisition program covering approximately 125 km2 on PEL 444 (the “PEL 444 Seismic Program”);

(f)
On or before April 30, 2012, Brandenburg shall pay to Holloman AUD$3,050,000, by wire transfer, certified cheque or bank draft, which will be used to continue and complete the PEL 444 Seismic Program; and

(g)
On or before May 31, 2012, Brandenburg shall pay to Holloman AUD$4,500,000, by wire transfer, certified cheque or bank draft which, upon completion of the PEL 444 Seismic Program, will be used to conduct a three (3) well drill program on PEL 444 (the “PEL 444 Drilling Program”).

(The Earning Obligations listed in Articles 2.3(d) to 2.3(g) are collectively referred to as the “PEL 444 Earning Obligations”.)

2.4
In the event any well drilled as part of the PEL 112 Drilling Program or the PEL 444 Drilling Program shall test positively for commercially viable production of oil or gas, Brandenburg shall also pay (in addition to the AUD$4,500,000 contributed under Articles 2.3(c) and 2.3(g) respectively) 50% of the total aggregate completion costs respecting such well(s) rather than its 44% Working Interest amount of the costs. For greater certainty, this obligation to pay of Brandenburg’ is not an Earning Obligation.

2.5
The Parties agree that amounts, if any, incurred in relation to the Licenses in excess of the Brandenburg Earning Obligations during the Earning Period related to production, seismic work area clearance, the PEL 112 Seismic Program, the PEL 112 Drilling Program, the PEL 444 Seismic Program and the PEL 444 Drilling Program, shall be borne by Brandenburg and the Current Working Interest Holders in accordance with their Working Interest percentages calculated as though Brandenburg had successfully completed its Earning Obligations in the Licenses, as set forth in Article 3.1.

2.6
During the Earning Period, each of the Parties agrees that, notwithstanding anything in the JOA, Holloman and Brandenburg, or their assignee(s), shall act as Joint-Operators of the Licenses (and that if requested by either Holloman or Brandenburg, each Party shall take all actions in its power to appoint Holloman and Brandenburg as Joint-Operators), with respect to all exploration and development work on the Licenses contemplated by this Agreement and the JOA, and accordingly Holloman and Brandenburg, or their assignee(s), shall in their joint discretion and mutual agreement determine and carry out all exploration and development work to be conducted on the Licenses from the Effective Date until this Agreement is terminated, including without limitation the seismic work area clearance, the PEL 112 Seismic Program, the PEL 112 Drilling Program, the PEL 444 Seismic Program and the PEL 444 Drilling Program.

2.7
The Parties agree to establish an escrow account for each License (the “Earn-In Net Revenue Accounts”) into which 44% of revenues, net of mutually agreed expenses, from operations conducted pursuant to the Earning Obligations, will be deposited. In the event that Brandenburg successfully completes its Earning Obligations on either License, it shall receive all funds deposited within the Earn-In Net Revenue Account established for that License. In the event Brandenburg does not successfully complete its Earning Obligations on a License, all funds within the Earn-In Net Revenue Account established for that License shall be returned to the Current Working Interest Holders in accordance with their current Working Interest percentages.

2.8
Brandenburg covenants that upon completion of either its PEL 112 Earning Obligations or PEL 444 Earning Obligations, it will become a party to the JOA as a holder of the Farm-In Interest with respect to the relevant License, and will:

(a)	execute and deliver a Deed in accordance with clause 17.3(b) of the JOA; and

(b)	to the extent of its Farm-In Interest, observe, perform, discharge, and be bound by all costs, obligations and liabilities under the JOA which result from activities carried out on such License,

and the Current Working Interest Holders hereby consent to the transfer and assignment by each of them of their respective interests under the JOA to Brandenburg upon the completion of its Earning Obligations.

2.9	Holloman shall accept from Brandenburg all payments to be made by Brandenburg in respect of the Earning Obligations and shall, notwithstanding anything else in this Agreement to the contrary:

(a)	carry out that portion of the operations set out in Article 2.3 sufficient to satisfy all of Holloman’s earning obligations under the Existing Farmin Agreement; and

(b)	use its best commercial efforts to carry out the balance of the operations which are set out in Article 2.3.

ARTICLE 3
Transfer of Farm-In Interest on the Licenses

3.1
Upon completion of the PEL 112 Earning Obligations and/or the PEL 444 Earning Obligations, Brandenburg shall have earned the Farm-In Interest in the relevant License and the right to have such Farm-In Interest  transferred to Brandenburg from the Current Working Interest Holders in accordance with the agreed Working Interest Contribution Percentages from each of the Current Working Interest Holders as follows:

(a)	Holloman shall contribute an undivided 26.70% Working Interest in the relevant License;

(b)	ACOR shall contribute an undivided 8.65% Working Interest in the relevant License; and

(c)	Sakhai shall contribute an undivided 8.65% Working Interest in the relevant License.

For greater certainty, the conveyance of the Farm-In Interest to Brandenburg shall be undertaken on a License-by-License basis such that the Farm-In Interest in each License shall be conveyed upon completion of the Earning Obligations related to that License.

3.2
Each of the Current Working Interest Holders shall ensure all Working Interest transfers and title registrations pertaining to its Working Interest necessary to give effect to this Agreement and all required deeds of assignment are completed. In transferring the Farm-In Interest with respect to each License to Brandenburg, each of the Current Working Interest Holders shall:

(a)	prepare and deliver to Brandenburg all necessary transfer instruments respecting its Working Interest executed by it;

(b)	use its best commercial efforts to obtain the ministerial approvals and transfers required under the under the Petroleum Act and comply with any conditions attaching to such approvals; and

(c)	carry out such other actions that Brandenburg, acting reasonably, considers necessary for the registration of the transfer under the Petroleum Act.

Brandenburg shall be responsible for all stamp duties, taxes, transfer costs and other expenses associated with the transfer of the Farm-In Interest with respect to each License.

3.3
Pending completion of the transfer and title registration of the Farm-In Interest to Brandenburg pursuant to this Article 3.2, each of the Current Working Interest Holders shall hold their Working Interest Contribution Percentage of the Farm-In Interest that Brandenburg is entitled to under this Agreement in trust for the sole benefit of Brandenburg and shall indemnify and save harmless Brandenburg from and against all actions, claims, demands, losses, damages, costs and expenses (including all legal and other professional charges on a full solicitor/client indemnity basis) and other liability whatsoever which may be incurred, suffered or sustained by Brandenburg in connection with any act or omission of such Current Working Interest Holder.

3.4
Brandenburg acknowledges the terms of the RTN Agreements and agrees to be bound by the RTN Agreements in relation to the Farm-In Interest and transactions contemplated by this Agreement. Brandenburg further agrees to assume all of the rights and obligations of the “Petroleum Companies” under the RTN Agreements to the extent of the Farm-In Interest.

3.5
Brandenburg acknowledges the terms of the the three (3) Assignment of Overriding Royalty Interest agreements on the Licenses dated June 8, 2006 among ACOR, Sakhai and Australia Grazing & Pastoral Co., Pty. Ltd. and agrees to be bound by the cumulative Overriding Royalty commitment of 5% in respect of its Working Interest percentage in the relevant License as set forth in those agreements in relation to the Farm-In Interest and transactions contemplated by this Agreement.

3.6
The Current Working Interest Holders acknowledge that section 2.3 of the JOA contemplates that there are seperate joint ventures between the parties in respect of each Licence.  Upon Brandenburg earning an interest in either Licence, Brandenburg shall be assigned into the JOA in respect to the joint venture related to the relevant Licence and have all the rights of a party under the JOA in respect of such joint venture.  In the event that Brandenburg does not earn an interest in both Licences by June 30, 2012, then the Parties agree to execute a seperate JOA as contemplated by section 2.4 of the JOA.

ARTICLE 4
Representations, Warranties and Indemnifications

4.1	Brandenburg hereby represents and warrants as of the Effective Date:

(a)
to each of the Current Working Interest Holders that it has the requisite power and authority to enter into and perform its obligations under this Agreement and the transactions contemplated herein; and

(b)	to Holloman that the Shares, when issued, will be duly and validly created and authorized and will be issued and delivered as fully paid and non-assessable.

4.2
Each of the Current Working Interest Holders hereby individually represents and warrants to Brandenburg as of the Effective Date, during the Earning Period and as of the later of: (i) the date on which Brandenburg becomes entitled to a Farm-In Interest; or (ii) the date of the transfer of any Farm-In Interest to Brandenburg under this Agreement, that:

(a)
it is the registered, legal and beneficial holder of a the Working Interest in the Licenses described in the definition of “Current Working Interest Holders”, which Working Interest has been granted free of encumbrances, except for those encumbrances described in Schedule A hereto;

(b)	it is entitled to assign its share of the Working Interest to Brandenburg in the manner contemplated by the Agreement;

(c)
the Licenses are in good standing and in full force and effect, all legal requirements relating to the Licenses have been duly complied with, and the Licenses are not subject to current cancellation or forfeiture for any reason;

(d)
except as disclosed in Schedule A, the Licenses are not subject to any encumbrances, including caveats, mortgages, charges, liens, pledges, bills of sale, hypothecations or other security interests, adverse equities, royalties, warrants, claims or interests of any third person registered or existing against or relating to the Licenses;

(e)
no notices have been issued in respect of the Licenses which require a Party to undertake or desist from any action including but not limited to any requirement pursuant to the Petroleum Act or an Environmental Law;

(f)	there is no litigation, investigation or proceedings of any nature whatsoever concerning or which may impact the Licenses pending or threatened against it, or in the case of Holloman against HEC; and

(g)
that the cumulative overriding royalty of 5% granted under Assignment of Overriding Royalty Interest Agreements on the Licenses dated June 8, 2006 among ACOR, Sakhai and Australia Grazing & Pastoral Co Pty Ltd, constitutes the only overriding royalty to which the Licenses are subject with the exception of such other amounts as may be detailed as “Encumbrances” on Schedule A hereto.

4.3
Each Party (the “Indemnifying Party”) shall indemnify and save each of the other Parties harmless from and against all actions, claims, demands, losses, damages, costs and expenses (including all legal and other professional charges on a full solicitor/client indemnity basis) and other liability whatsoever which may be incurred, suffered or sustained by such other Parties should any of the representations or warranties of the Indemnifying Party set forth in this Article 4 be, or prove to be, incorrect.

4.4
Holloman shall be liable for and indemnify Brandenburg for all costs or liabilities arising against Brandenburg and its directors, officers, employees and agents which may arise as a result of any work, exploration and other activities on the Licenses undertaken prior to the Effective Date, including without limitation all costs, expenses or liabilities for consequential, direct or indirect damages and losses, pollution control and environmental amelioration or rehabilitation.

4.5
Each of the Current Working Interest Holders and HEC acknowledge that the Existing Farmin Agreement has not been terminated and that once drilling obligations sufficient to satisfy the earning obligations of Holloman under the Existing Farmin Agreement have been completed, Holloman will be deemed to have satisfied all of its earning obligations under the Existing Farmin Agreement such that neither ACOR or Skahai shall have any right to require Holloman to transfer back its interest in either License.

ARTICLE 5
Covenants

5.1	During the Earning Period and until the Farm-In Interests have been transferred to Brandenburg, Holloman hereby covenants and agrees with Brandenburg to:

(a)
not do or permit or suffer to be done any act or thing which would or might in any way adversely affect the rights of Brandenburg hereunder and, without limitation, not transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any manner transfer or alienate its Working Interest Contribution Percentage in either License, except as expressly provided under this Agreement;

(b)	promptly provide Brandenburg with any and all notices and correspondence received by Holloman from government agencies or sent to any government agencies in respect of the Licenses;

(c)	do all things reasonably necessary to maintain its interest in the Licenses and not by any act or omissions, prejudice the good standing of the Licenses;

(d)	immediately notify Brandenburg of any claims, actions, demands or similar acts of a civil, labour or juridical nature, filed against it respecting the Licenses;

(e)
be responsible for the management of the Licenses, including complying with all requirements of the Petroleum Act, such management to include without limitation the filing of all required reports and forms to maintain tenure to the Licenses in good standing and the payment of fees, rents, rates and other monies;

(g)
perform its obligations and conduct all operations in a workmanlike and commercially reasonable manner, in accordance with the provisions of, all applicable laws and regulations (as amended or replaced from time to time) and industry best practices;

(h)	take out and maintain all insurance required by law for the operations of the Licenses with respectable and responsible insurers;

(i)	keep the Licenses free and clear from any liens;

(j)	maintain accounts of its expenditures on the Licenses in accordance with international accounting standards generally accepted in the oil and gas industry; and

(k)	not terminate the Existing Farmin Agreement except upon successful completion of the earning obligations under the Existing Farmin Agreement.

5.2	During the Earning Period and until the Farm-In Interests have been transferred to Brandenburg, each of ACOR and Sakhai hereby covenants and agrees with Brandenburg to:

(a)
not do or permit or suffer to be done any act or thing which would or might in any way adversely affect the rights of Brandenburg hereunder and, without limitation, not transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any manner transfer or alienate its Working Interest Contribution Percentage in either License, except as expressly provided under this Agreement;

(b)	promptly provide Brandenburg with any and all notices and correspondence received by it from government agencies or sent to any government agencies in respect of the Licenses;

(c)	do all things reasonably necessary to maintain its interest in the Licenses and not by any act or omissions, prejudice the good standing of the Licenses;

(d)	immediately notify Brandenburg of any claims, actions, demands or similar acts of a civil, labour or juridical nature, filed against it respecting the Licenses; and

(e)	not terminate the Existing Farmin Agreement except upon successful completion of the earning obligations under the Existing Farmin Agreement.

5.3
Each of the Parties: (a) acknowledges that the JOA must be revised to, among other things, reflect the terms and conditions of this Agreement; and (b) will use their reasonable commercial efforts and good faith to negotiate and execute the terms of a revised JOA following the Effective Date.

ARTICLE 6
Termination

6.1
Brandenburg may terminate this Agreement any time before it has earned the Farm-In Interest in a License under Article 2.2 upon providing written notice of such termination to each of the Current Working Interest Holders, provided that Brandenburg has paid the Fee and has issued the Shares to Holloman pursuant to Article 2.1 In the event Brandenburg terminates the Agreement hereunder, it shall  not be entitled to any interest in either License unless it has satisfied its Earning Obligations in respect of such License (in which case Brandenburg shall be entitled to the interest it has earned in the relevant License) and shall not be entitled to any refund or reimbursement of amounts paid to Holloman or Shares issued to Holloman under the Agreement.

6.2
Brandenburg may terminate this Agreement if any of the Current Working Interest Holders is in breach of any of the material terms contained herein, has received notice of such breach from Brandenburg and has failed to cure such breach within thirty (30) Business Days of receipt of such notice.

6.3
Any of the Current Working Interest Holders may terminate this Agreement if Brandenburg is in breach of any of the material terms contained herein, has received notice of such breach from such Current Working Interest Holder and has failed to cure such breach within thirty (30) Business Days of receipt of such notice; provided however that if either of ACOR or Sakhai wishes to terminate this Agreement in accordance with the foregoing if Brandenburg is in breach of any of the material terms contained herein, Holloman shall have the option but not the obligation to substitute itself or a third party to undertake Brandenburg’s remaining obligations under this Agreement, including without limitation any uncompleted Earning Obligations and Brandenburg’s other obligations under Article 2, in exchange for the right to earn an aggregate 44% Working Interest in each of the Licenses in accordance with the terms and conditions of this Agreement.

6.4	The right of any of the Parties to terminate this Agreement for the breach of any term or condition does not affect the right of that Party to take any other action in respect of such breach.

6.5
Any termination of this Agreement is without prejudice to any rights, obligations or liabilities accrued or arising prior to or out of such termination, provided that following such termination each Party is released from any further obligations or liabilities under this Agreement (other than those expressed to survive termination of this Agreement or as set out in Article 6.6)

6.6	The Parties’ representations and warranties and indemnities provided under Article 4 and the obligations under Article 7 shall survive termination of this Agreement.

ARTICLE 7
Sharing Of And Confidential Nature Of Information

7.1
Each Party agrees that all Confidential Information obtained hereunder shall be the exclusive property of the Parties and shall not be publicly disclosed or used other than for the activities contemplated hereunder, except as required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction, or with the written consent of the other party, such consent not to be unreasonably withheld. Where a Party releases Confidential Information based on a requirement at law or under the rules and regulations of any regulatory authority or stock exchange having jurisdiction it will deliver a copy concurrently to the other Party.

7.2
Consent to disclosure of Confidential Information pursuant to Article 7.1 shall not be unreasonably withheld where a Party wishes to disclose any such information to a third party for the purpose of arranging financing for its contributions hereunder or for the purpose of selling its interest in the Licenses, provided that such third party gives its undertaking to the Parties that any such information not theretofore publicly disclosed shall be kept confidential and not disclosed to others.

7.3
Except as provided for in Article 7.1, a party hereto (the “Issuing Party”) will not issue any press release concerning the Licenses or this Agreement without first delivering a copy of the proposed release to each of the other parties (each, a “Commenting Party”) for comment, and if such comment is not forthcoming from each Commenting Party within two Business Days of such delivery, such press release may be issued without the comment or consent of such Commenting Party, but the Issuing Party will deliver a copy of the press release to such Commenting Party concurrently with its release by the Issuing Party. If a Commenting Party does provide comments on a press release, then the Issuing Party and such Commenting Party, each acting reasonably, will try to agree on a mutually acceptable press release within one Business Day. If the Parties are unable to so agree, then the Issuing Party will be entitled to issue the press release as it sees fit, but will note in the body of the press release that such Commenting Party does not endorse or support the contents of the press release.

7.4
No Party shall be liable to any other for the fraudulent or negligent disclosure of Confidential Information by any of its employees, servants or agents, provided that such Party has taken reasonable steps to ensure the preservation of the confidential nature of such Confidential Information.

ARTICLE 8
Restrictions On Transfer

8.1
Subject to Article 8.3 and the limitations set forth in the JOA, any Party may sell, transfer, assign or otherwise dispose of (“Assign”, or an “Assignment”) all or any portion of its right, title and interest in and to this Agreement to a third party (“New Party”) with the consent of the other Parties hereto, which consent may be unreasonably withheld.

8.2
Notwithstanding the foregoing, any Party may, without the consent of the other Parties, Assign any or all of its interest or its rights under this Agreement to an Affiliate, provided that such Affiliate first complies with the provisions of Article 8.3 and agrees with the other Parties in writing to re-transfer such interest to the originally assigning Party before ceasing to be an Affiliate of such Party.

8.3
Before the completion of any Assignment by a Party of its interest or rights under this Agreement, to an Affiliate or otherwise, the New Party may, but is not required, at the election of any Party not selling, to enter into an agreement with each such Party not selling on the same terms and conditions as set out in this Agreement.

8.4
Notwithstanding and in addition to the foregoing, each of ACOR and Sakhai grant to Holloman a “right of first refusal” with respect to its Working Interest in the Licenses.  In the event that either ACOR or Sakhai shall at any time wish to Assign its Working Interest in the Licenses to a third party, other than in accordance with section 8.2, pursuant to a bona fide written offer, it shall first offer such Working Interest to Holloman at the same price and on the same terms as those set forth in such bona fide offer,  Holloman shall have 30 days from receipt of such offer from ACOR or Sakhai, as the case may be, to notify such Party if Holloman intends to purchase such Party’s Working Interest on such terms.

8.5
Each Party agrees that its failure to comply with the restrictions set out in this Article would constitute an injury and damage to the other Parties impossible to measure monetarily and, in the event of any such failure each of the other Parties shall, in addition and without prejudice to any other rights and remedies at law or in equity, be entitled to injunctive relief restraining or enjoining any sale of any interest or Assignment of any rights under this Agreement save in accordance with the provisions of this Article, and any Party intending to make a sale or making a sale contrary to the provisions of this Article hereby waives any defense it might have in law to such injunctive relief.

ARTICLE 9
Amalgamation Or Reorganization

9.1
The provisions of Article 8 shall not prevent a Party from entering into an amalgamation or corporate reorganization which will have the effect in law of the amalgamated or surviving company possessing substantially all the interests of such Party in the Licenses, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor company.

ARTICLE 10
Notice

10.1
Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by any Party hereto will be in writing and will be delivered to the other Party to which the notice is to be given at the address set forth above or sent by facsimile to the number set forth on the signature page hereof or to such other address or facsimile number as will be specified by a Party by like notice. Any notice, consent, waiver, direction or other communication aforesaid will, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day or, if not, then the next succeeding Business Day) and if sent by facsimile be deemed to have been given and received at the time of receipt (if a Business Day or, if not, then the next succeeding Business Day) unless actually received after 4:00 p.m. CST at the point of delivery in which case it will be deemed to have been given and received on the next Business Day.

10.2
Any Party hereto may at any time and from time to time notify the other Parties in writing of a change of address and the new address to which notice will be given to it thereafter until further change.

ARTICLE 11
Further Assurances

11.1	The Parties will execute such further and other documents and do such further and other things as may be necessary or convenient to carry out and give effect to the intent of this Agreement.

ARTICLE 12
Manner of Payment

12.1
All references to monies hereunder shall be in lawful currency of Australia. Unless otherwise provided elsewhere in this Agreement, all payments to be made to any Party hereunder may be made by wire transfer, certified cheque or bank draft mailed or delivered to such party at its address for notice purposes as provided herein, or deposited for the account of such Party at such bank or banks as such Party may designate from time to time by written notice. Said bank or banks shall be deemed the agent of the designating Party for the purpose of receiving, collecting and receipting such payment.

ARTICLE 13
Headings

13.1
The headings of the Articles of this Agreement are for convenience only and do not form a part of this Agreement nor are they intended to affect the construction or meaning of anything herein contained or govern the rights and liabilities of the parties.

ARTICLE 14
Enurement

14.1	This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

ARTICLE 15
Force Majeure

15.1
Neither Party will be liable for delays in the performance of any of its obligations under this Agreement due to a cause beyond its control including, but not limited to adverse weather conditions, environmental protests or blockages, acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority or non-availability of materials or transportation (each an “Intervening Event”).

15.2
A Party relying on the provisions of Article 15.1 will promptly give written notice to the other of the particulars of the Intervening Event and all time limits imposed by this Agreement will be extended from the date of delivery of such notice by a period equivalent to the period of delay resulting from an Intervening Event described in Article 15.1. If an Intervening Event continues for a period of more than one year, the Parties hereto will enter into negotiations to amend or terminate this Agreement, as appropriate.

15.3	During an Intervening Event each of the Parties will use its best commercial efforts to maintain its interest in the Licenses.

ARTICLE 16
Default

16.1
Notwithstanding anything in this Agreement to the contrary, if any Party (a “Defaulting Party”) is in default of any requirement herein set forth any Party affected by such default shall give written notice to the Defaulting Party specifying the default and the Defaulting Party shall not lose any rights under this Agreement, unless within thirty (30) Business Days after the giving of notice of default by the affected Party the Defaulting Party has failed to take reasonable steps to cure the default by the appropriate performance and if the Defaulting Party fails within such period to take reasonable steps to cure any such default, the affected Party shall be entitled to seek any remedy it may have on account of such default.

ARTICLE 17
Entire Agreement

17.1
This Agreement constitutes the entire agreement between the Parties and, except as hereafter set out, replaces and supersedes all prior agreements (including, without limitation, the LOI and the Working Interest Participation Agreement), memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the Parties with respect to the subject matter herein.

ARTICLE 18
Severability

18.1
If any of the provisions of this Agreement are found to be invalid or unenforceable, the invalidity or unenforceability shall not affect the operation, construction or interpretation of any other provision of this Agreement, with the intent that the invalid or unenforceable provisions shall be treated for all purposes as severed from this Agreement provided that the substance of this Agreement is not thereby materially affected.

ARTICLE 19
Governing Law And Disputes

19.1
This Agreement shall be governed by and construed according to the laws of the State of South Australia and the Parties hereby submit to the non-exclusive jurisdiction of the courts of the State of South Australia and all courts competent to hear appeals therefrom.

19.2
If any dispute, difference or deadlock arises between the Parties in relation to the interpretation of this Agreement or the rights of any Party under this Agreement, then upon one Party giving to the others a written notice of the dispute, the parties will use all commercially reasonable endeavours to resolve the dispute. If the representatives of the Parties are not able to resolve the dispute within ten (10) Business Days of delivery of notice of such dispute, each Party will prepare a written statement of its position with respect to the dispute and deliver to the other Party within a further ten (10) Business Days, and one or more representatives of each Party will meet within an additional ten (10) Business Days in an effort to resolve the dispute. In total, the parties have thirty (30) Business Days from the date of delivery of the notice of dispute to resolve the dispute.

19.3
A Party may not commence or maintain any action either legal or by arbitration relating to a dispute until completion of the dispute resolution process under Article 19.2. If the dispute is not resolved pursuant to the process under Article 19.2, then any Party may commence proceedings in a court of competent jurisdiction.

ARTICLE 19
Costs

19.1	Each Party shall bear its own costs of and incidental to the preparation, execution and termination of this Agreement.

ARTICLE 20
Time is of the Essence

20.1	Time shall be of the essence in this Agreement.

ARTICLE 21
Nature of Relationship

21.1	This Agreement may not be construed as constituting an association, corporation or any kind of partnership or as constituting any Party as the agent of any other Party.

ARTICLE 22
HEC Guarantee

22.1
In its capacity as controlling shareholder and parent corporation to Holloman, HEC guarantees the due performance and observance by Holloman of the covenants, obligations, terms and conditions contained in this Agreement on the part of Holloman to be performed (collectively, the “Guaranteed Obligations”).

ARTICLE 23
Execution

23.1
This Agreement may be executed by each Party in counterparts and by facsimile, each of which when so executed and delivered shall be an original, but both such counterparts, whether executed and delivered in the original or by facsimile, shall together constitute one and the same instrument.

The Parties hereto have executed these presents as of the day and year first above written.

HOLLOMAN ENERGY CORPORATION

By:	/s/ Robert Wesolek
Robert Wesolek,
Chief Financial Officer
FAX: 281-272-1227

HOLLOMAN PETROLEUM PTY LTD.

By:	/s/ Mark Stevenson
Mark Stevenson,
Director
FAX: 281-272-1227

AUSTRALIAN-CANADIAN OIL ROYALTIES LTD.

By:	/s/ Andre Sakhai
Name: Andre Sakhai
Title:
FAX:

/s/ Eli Sakhai
ELI SAKHAI,
FAX:

BRANDENBURG ENERGY ORP.

By:	/s/ Marcelin O’Neill
Marcelin O’Neill,
Director and Chief Financial Officer
FAX: 604-736-8254

OIL & GAS FARM-IN AGREEMENT
Petroleum Exploration Licenses 112 and 444
Cooper/Eromanga Basin, South Australia, Australia

SCHEDULE A

THE LICENSES

The Licenses, which means either Petroleum Exploration Licenses 112 or 444 (PEL 112 or PEL 444) granted in accordance with the Petroleum Act by the Department of Primary Industries South Australia, covering lands located in the Cooper/Eromanga Basin in the State of South Australia, Australia:

-	PEL 112, comprised of 2,196 square kilometers (542,643 gross acres); and
-	PEL 444, comprised of 2,358 square kilometres (582,674 gross acres).

ENCUMBRANCES

Brandenburg is herewith given notice that Holloman’s interests in the Licenses are subject to or encumbered by the following:

1.
The Earning Obligations  and other terms and conditions set forth in the Farm-In Agreement Copper/Eromanga Basin PELs 108, 109, 112 dated June 7, 2006 among Australia-Canadian Oil Royalties Ltd, Ely Sakhai, Holloman Oil & Gas, and Holloman Corporation.

2.
The commercial terms and conditions set forth in that Joint Operating Agreement PELs 108, 109 and 112, South Australia among Australia-Canadian Oil Royalties Ltd, Ely Sakhai, Holloman Oil & Gas, Robert Kamon, Jan Soleimani and Goerge Naim.

3.	Royalties payable to the Government of Australia under the Petroleum Act or such other controlling Australian legislation as may have been or may be enacted.

4.
The royalties and terms set forth in the RTN Agreements among the Current Working Interest Holders and the “Native Title Claims Groups” referred to therein, or such other Native Title Claims as may be governmentally enacted in the future.

5.
Overriding royalty of 5% to the 100% interests in the Licenses as set forth in the Assignment of Overriding Royalty Interest agreements on the Licenses dated June 8, 2006 among  Australia-Canadian Oil Royalties Ltd, Ely Sakhai and Australia Grazing & Pastoral Co., Pty. Ltd.